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EXHIBIT 5.1

OPINION OF VINSON & ELKINS L.L.P.

April 1, 2003

Trammell Crow Company
2001 Ross Avenue, Suite 3400
Dallas, Texas 75201

Ladies and Gentlemen:

        We have acted as counsel for Trammell Crow Company, a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933 of 300,000 shares of common stock, par value $0.01 per share, of the Company, which may be issued by the Company or purchased in the open market (to the extent any such shares are issued, the "Shares") and offered from time to time under the Trammell Crow Company Retirement Savings Plan (the "Plan"), under the Company's Registration Statement on Form S-8 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") on April 1, 2003.

        In reaching the opinion set forth herein, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such documents and records of the Company and such statutes, regulations and other instruments as we deemed necessary or advisable for purposes of this opinion, including (i) the Registration Statement, (ii) the Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware, (iii) the Bylaws of the Company, as amended, (iv) certain minutes of meetings of, and resolutions adopted by, the Board of Directors of the Company relating to the Plan and (v) the Plan.

        We have assumed that (i) all information contained in all documents reviewed by us is true, correct and complete, (ii) all signatures on all documents reviewed by us are genuine, (iii) all documents submitted to us as originals are true and complete, (iv) all documents submitted to us as copies are true and complete copies of the originals thereof, (v) each natural person signing any document reviewed by us had the legal capacity to do so and (vi) each natural person signing in a representative capacity any document reviewed by us had authority to sign in such capacity.

        Based on the foregoing and having due regard for the legal considerations we deem relevant, we are of the opinion that any Shares, when offered and issued by the Company pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and non-assessable.

        This opinion is limited in all respects to the laws of the State of Texas, the Delaware General Corporation Law and the federal laws of the United States of America. You should be aware that we are not admitted to the practice of law in the State of Delaware.

        This opinion letter may be filed as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,
/s/ VINSON & ELKINS L.L.P.

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  EXHIBIT 5.1
OPINION OF VINSON & ELKINS L.L.P.